Exhibit 99

Gateway Financial Holdings, Inc. Announces Filing of Registration Statement

      ELIZABETH CITY, N.C., Sept. 16 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., announced that it has filed a registration statement on Form SB-2 with the Securities and Exchange Commission with respect to a proposed offering of 1,400,000 shares of common stock. Ryan Beck & Co., Inc. will be the underwriter of the offering and will be granted a 30-day option to purchase up to an additional 210,000 shares of common stock to cover any over-allotments. Gateway anticipates that it will commence the offering during the fourth quarter of 2004.

      The registration statement relating to these securities has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering will be made only by means of a prospectus.

      To receive a copy of the preliminary prospectus when it is available, contact Ryan Beck & Co., 18 Columbia Turnpike, Florham Park, New Jersey at 800-342-2325.

      Gateway Financial Holdings, Inc., with $397 million in assets as of June 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of twelve offices in Elizabeth City (2), Edenton, Kitty Hawk, Nags Head, Plymouth and Roper, North Carolina, and in Chesapeake (2) and Virginia Beach (3), Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation's web site at www.gatewaybankandtrust.com .

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             09/16/2004
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO, of Gateway Financial Holdings, Inc., +1-252-334-1511 /
    /Web site:  http://www.gatewaybankandtrust.com/
    (GBTS)

CO:  Gateway Financial Holdings, Inc.; Gateway Bank & Trust Co.
ST:  North Carolina
IN:  FIN
SU:  OFR